N E W S B U L L E T I N	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, September 18, 2009

POINT.360 ANNOUNCES FOURTH QUARTER AND FISCAL 2009 RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2009.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During fiscal 2009, we took significant steps to consolidate facilities and add service capabilities.  We terminated the lease at our Highland location in Hollywood and will move that operation as well as Eden FX to our just-acquired Vine St. (Hollywood) location in the near future. We purchased our Hollywood Way (Burbank) facility.  We acquired two businesses, Video Box Studios and MI Post.  We also changed our information technology infrastructure to enable us to be fully functional in the emerging new media market and to enhance customer and internal security.”

“The costs of these actions are discussed in this news release.  The resulting reported losses and our conservative forecasts in this continuing difficult economic climate were considered in our annual FAS 142 goodwill impairment test as of June 30, 2009, resulting in an impairment charge of $10.0 million.  Excluding the effect of these charges, fiscal 2009 sales, operating income and EBITDA were similar to fiscal 2008.”

Results for the twelve months ended June 30, 2008 reflect the sum of the periods July 1-August 13, 2007 and August 14, 2007 (the date of the spin-off) to June 30, 2008.  Results for the period July 1-August 13, 2007 have been carved out of Old Point.360 for comparative purposes.

Revenues

Revenue for the quarter ended June 30, 2009 totaled $11.0 million compared to $11.4 million in the same quarter last year.  Revenues for the twelve months ended June 30, 2009 were $45.6 million, up 1% from last year.

Gross Margin

In the fourth quarter of fiscal 2009, gross margin was $3.1 million (28% of sales), compared to $3.8 million (34% of sales) in the prior year’s fourth quarter.  For the twelve months ended June 30, 2009, gross margin was $14.8 million (33% of sales) compared to $14.0 million (31% of sales) last year.

Selling, General and Administrative and Other Expenses

For the fourth quarter of fiscal 2009, SG&A expenses were $4.5 million, or 41% of sales, compared to $3.8 million, or 33% of sales in the fourth quarter of last year.  For the twelve months ended June 30, 2009, SG&A expenses were $16.5 million (36% of sales) compared to $15.1 million (32% of sales) last year.

During the quarter ended June 30, 2009, the Company incurred approximately $0.1 million of costs associated with documentation of its internal control processes in anticipation of performing its first management assessment of internal controls for the fiscal year ended June 30, 2009.  Additionally, the Company incurred approximately $0.4 million in lease termination and move costs associated with the relocation of our Highland operation.

During the twelve months ended June 30, 2009, the Company incurred approximately $0.4 million of costs associated with the documentation of its internal control processes, $0.4 million of lease termination costs and $0.3 million in consulting fees to improve our information technology infrastructure.

Additionally, in the 2009 periods, we recorded a goodwill impairment of $10 million.

In fiscal 2008, the Company recorded a restructuring charge of $0.5 million related to the August 13, 2007 decision to vacate one of its facilities and certain other reorganization costs.  These charges are shown separately in the consolidated statement of income (loss).

Interest income decreased $0.3 million in fiscal 2009 compared to last year due to lower interest rates and cash balances.  Although rates declined, interest expense increased in the three and twelve month periods because of additional mortgage debt.

Operating Income (Loss)

Operating loss was $11.4 million ($1.4 million before impairment charge) in the fourth quarter of 2009 compared to profit of $0.1 million in last year’s fourth quarter.  Operating loss was $11.6 million ($1.7 million before the impairment charge) in fiscal 2009 compared to a loss of $1.1 million in the same period last year.

Net Income (Loss)

For the fourth quarter of 2009, the Company reported a net loss of $12.2 million ($1.20 per share) compared to a net income of $0.1 million ($0.01 per share) in the same period last year.  In the twelve month period ended June 30, 2009, the Company reported net loss of $12.5 million ($1.20 per share) compared to a loss of $0.9 million ($0.09 per share) last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three and nine month periods ended June 30, 2008 and 2009:

	Three Months Ended June 30,		Year Ended June 30,
	2008	2009	2008	2009
Revenues	$11,364,000	$10,992,000	$45,150,000	$45,619,000
Cost of services	(7,556,000)	(7,903,000)	(31,156,000)	(30,804,000)

Gross profit	3,808,000	3,089,000	13,994,000	14,815,000
Selling, general and administrative expense	(3,752,000)	(4,507,000)	(14,611,000)	(16,475,000)
Impairment charges	-	(9,961,000)	-	(9,961,000)
Restructuring costs	-	-	(513,000)	-

Operating income (loss)	56,000	(11,379,000)	(1,130,000)	(11,621,000)
Interest expense	(126,000)	(174,000)	(553,000)	(675,000)
Interest income	27,000	2,000	348,000	47,000
Other income (expense)	-	-	100,000	152,000

Income (loss) before income taxes	(43,000)	(11,551,000)	(1,235,000)	(12,097,000)
(Provision for) benefit from income taxes	132,000	(643,000)	292,000	(362,000)

Net income (loss)	$89,000	$(12,194,000)	$(943,000)	$(12,460,000)

Earnings (loss) per share:
Basic:
Net income (loss)	$0.01	$(1.20)	$(0.09)	$(1.20)
Weighted average number of shares	10,553,410	10,166,370	10,553,410	10,357,709

Diluted:
Net income (loss)	$0.01	$(1.20)	$(0.09)	$(1.20)
Weighted average number of shares including the dilutive effect of stock options	10,553,410	10,166,370	10,553,410	10,357,709

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2008	June 30, 2009
Working Capital	$16,497,000	$10,049,000
Property and equipment, net	8,667,000	20,417,000
Total assets	42,358,000	37,394,000
Current portion of long term debt	1,810,000	2,086,000
Long-term debt, net of current portion	2,839,000	10,844,000
Shareholder’s equity	30,800,000	18,009,000

*   The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With seven locations in greater Los Angeles and New York, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein; (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.